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                                                                    EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Intermagnetics General Corporation:

We consent to the use of our report dated July 16, 1999, except as to Note E, which is as of August 30, 1999, relating to the consolidated balance sheet of Intermagnetics General Corporation and subsidiaries as of May 30, 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for the years ended May 30, 1999 and May 31, 1998, and the related schedule, which report appears in the May 28, 2000 Annual Report on Form 10-K of Intermagnetics General Corporation, incorporated herein by reference.



/s/ KPMG LLP
------------------------
KPMG LLP



Albany, New York
July 6, 2001